UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2010

MSCI Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Pine Street, New York, NY 10005	10005
(Address of principal executive offices)	(Zip Code)

(212) 804-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05       Costs Associated with Exit or Disposal Activities.

In a step towards achieving the cost synergies anticipated in connection with MSCI Inc.’s (the “Company” or “MSCI”) acquisition of RiskMetrics Group, Inc. (“RMG”), MSCI has committed to a restructuring plan that is expected to result in a reduction in force (“RIF”) in order to eliminate overlapping positions, eliminate duplicative occupancy costs, terminate overlapping vendor contracts, and discontinue the planned integration of a product into RMG’s standard product offering suite (collectively, the “Restructuring Plan”).

The first round of the RIF is expected to impact approximately 70 to 80 employees across a number of MSCI’s functions, including research and development and general and administrative.  A number of employees impacted by this first round of the RIF were notified beginning on June 1, 2010 and MSCI expects to notify by August 31, 2010 all remaining employees affected by this first round. The total amount of severance and benefits-related expenses expected to be incurred in the quarter ended August 31, 2010 will be approximately $5.0 million to $6.0 million. These expenses are associated with severance packages to be paid by MSCI to each employee terminated during this round of the RIF and consist primarily of cash payments representing severance and benefits-related expenses and non-cash accelerated vesting of equity awards. The Company estimates that approximately $3.0 million to $4.0 million of the cumulative pretax costs relate to cash payments to be made primarily during the third quarter of 2010.

Also, as a result of the acquisition, the Company could incur an expense of up to approximately $1.7 million in the third quarter of 2010 in connection with its discontinuation of the planned integration of a product into RMG’s standard product offering suite.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the second round of the RIF, which the Company expects to complete by the end of the first quarter of 2011, the elimination of leases or vendor contracts anticipated over the next 12 to 18 months, or an estimate of the amount or range of amounts that will result in related future cash expenditures with respect to the Restructuring Plan.

The cumulative charges that MSCI expects to incur in connection with the Restructuring Plan are subject to a number of assumptions, and actual results may differ.  MSCI may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the Restructuring Plan.

This current report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the expected severance costs and related estimated severance-related charges, the expected timing of the completion of the RIF, the costs associated with the discontinuation of the planned integration of a product into RMG’s standard product offering suite, and other charges expected to be incurred under the Company’s Restructuring Plan.  These forward-looking statements are based on the Company’s current estimates and expectations and inherently involve significant risks and uncertainties.   The Company’s actual financial results could differ materially from those anticipated in such forward-looking statements as a result of those risks and uncertainties, which include, without limitation, the risk that the RIF announced today, as well as any future RIFs, will negatively impact the Company’s ability to successfully integrate the businesses of MSCI and RMG; the risk that the Company will fail to realize the anticipated synergies and benefits of the acquisition; the risk that the restructuring costs may be greater than anticipated, and other risks and uncertainties more fully described in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report.  The Company does not intend to update any forward-looking statement in this current report to reflect any change in events, conditions or circumstances arising after the date on which it is filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: July 29, 2010	By:	/s/ David Obstler
	Name:	David Obstler
	Title:	Chief Financial Officer